Exhibit 99.1

DJO Investor/Media Contact: DJO Global, Inc. Matt Simons SVP Business Development and Investor Relations 760.734.5548 matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END OF 2013

Revenue and Adjusted EBITDA growth continues to accelerate

SAN DIEGO, CA, February 21, 2014 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter Results

DJOFL achieved net sales for the fourth quarter of 2013 of $313.6 million, reflecting growth of 7.9 percent, compared with net sales of $290.5 million for the fourth quarter of 2012. Net sales for the fourth quarter of 2013 were favorably impacted by $1.3 million related to changes in foreign currency exchange rates compared to the rates in effect in the fourth quarter of 2012. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the fourth quarter of 2013 increased 7.5 percent compared to net sales for the fourth quarter of 2012.

For the fourth quarter of 2013, DJOFL reported a net loss attributable to DJOFL of $131.8 million, compared to a net loss of $47.0 million for the fourth quarter of 2012. The increase in the net loss was due primarily to a year-end write off of goodwill of $106.6 million, whereas the net loss for the fourth quarter of 2012 included a loss on modification and extinguishment of debt of $27.5 million. As detailed in the attached financial tables, the results for the current and prior year fourth quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured credit facility and the indentures governing its 8.75% second priority senior secured notes, its 9.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the fourth quarter of 2013 was $74.0 million, or 23.6 percent of net sales, reflecting an increase of 3.3 percent compared with Adjusted EBITDA of $71.6 million, or 24.7 percent of net sales, for the fourth quarter of 2012.

“It is terrific to see our team continue to deliver strong accelerating sales growth in the fourth quarter with approximately 7.5% growth on a constant currency basis compared to the fourth quarter of 2012. Our successful new product launches and strong global commercial execution continues to drive momentum across most of our businesses.” said Mike Mogul, DJO’s President and Chief Executive Officer. “I want to especially congratulate our Bracing & Vascular and Surgical Implant teams, for delivering strong constant currency growth in the fourth quarter of 2013 of 13.1% and 22.2%, respectively, as compared to the prior year period. Our Recovery Sciences business continues to be impacted by Medicare’s 2012 non-coverage decision related to Transcutaneous Electrical Nerve Stimulation (“TENS”) for chronic low back pain (“CLBP”) and slow market conditions for capital equipment purchasing, which is impacting our Chattanooga business. Excluding Recovery Sciences, aggregate net sales from our other business segments for the fourth quarter of 2013 increased by 11.2% compared to the prior year period.”

“We continue to be very pleased with the revenue growth contributed by our continued breadth of new product launches and other commercial initiatives. These successful growth initiatives have enabled our Bracing and Vascular, International and Surgical Implant segments to consistently achieve growth rates that we believe are market leading. We remain diligently focused on improving the sales results of our Recovery Sciences segment. We believe that the impact of recent and upcoming product launches,

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combined with having reached the anniversary date of Medicare’s noncoverage decision for TENS for CLBP late in the third quarter of 2013, will improve the future sales growth results for this segment. This improvement, combined with continued strong performance from our other segments should permit us to report stronger revenue results and higher total company growth rates in future quarters, which in turn should improve our Adjusted EBITDA results.”

Sales by Business Segment

In the first quarter of 2013, DJOFL reassigned certain product lines between its Bracing and Vascular and Recovery Sciences segments and revised the way it allocates costs among its segments. Segment information for all periods presented has been restated to reflect these changes.

Net sales for DJO’s Bracing and Vascular segment were $128.0 million in the fourth quarter of 2013, reflecting growth of 13.1 percent, compared to the fourth quarter of 2012, driven by strong contribution from the sales of new products and improving sales execution.

Net sales for DJO’s Recovery Sciences segment were $83.4 million in the fourth quarter of 2013, reflecting a contraction of 0.2 percent, compared to the fourth quarter of 2012, primarily due to the effects of the Medicare CLBP decision on the EMPI business unit and slow market conditions for capital equipment sold by the Chattanooga business unit. The fourth quarter sales results for the Recovery Sciences segment reflected strong sequential improvement from the third quarter of 2013, which reflected a contraction of 4.4 percent from the prior year third quarter period.

Fourth quarter net sales within the International segment were $78.0 million, reflecting an increase in constant currency net sales of 3.8 percent from the prior year period, excluding the impact of $1.3 million of favorable changes in foreign currency exchange rates from rates in effect in the fourth quarter of 2012. Excluding the impact of the loss of our manufacturing facility in Tunisia to a fire in September 2013 of approximately $3 million in the fourth quarter, the strong international growth of 7.8 percent is being driven by increased penetration in certain geographies and the positive impact of sales of new products.

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Net sales for the Surgical Implant segment were $24.2 million for the fourth quarter of 2013, reflecting an increase of 22.2 percent over net sales in the fourth quarter of 2012, driven by strong sales of each of the Company’s shoulder, knee and hip product lines.

As of December 31, 2013, the Company had cash balances of $43.6 million and available liquidity of $61.5 million under its $100 million revolving line of credit.

Year-to-Date Results

DJOFL achieved net sales of $1,175.4 million for the twelve months ended December 31, 2013, reflecting growth of 4.1 percent compared to net sales of $1,129.4 million for the twelve months ended December 31, 2012. Net sales for the twelve months of 2013 were favorably impacted by changes in foreign currency exchange rates aggregating $3.2 million compared to the rates in effect in the twelve months of 2012. In constant currency, net sales for the twelve months of 2013 increased by 3.8 percent compared to net sales for the twelve months of 2012. The twelve months ended December 31, 2013 and December 31, 2012 each included 253 shipping days. Excluding Recovery Sciences, aggregate net sales from our other business segments for the twelve months ended December 31, 2013 increased by 8.1 percent compared to net sales for the twelve months ended December 31, 2012.

For the twelve months of 2013, DJOFL reported a net loss attributable to DJOFL of $203.5 million, compared to a net loss attributable to DJOFL of $119.2 million for the twelve months of 2012. As detailed in the attached financial tables, the results for the current and prior year twelve month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the twelve months of 2013 was $264.2 million, or 22.5 percent of net sales, compared to Adjusted EBITDA of $271.0 million, or 24.0 percent of net sales, for the twelve months of 2012. Excluding Recovery Sciences, Adjusted EBITDA for the twelve months ended December 31, 2013 increased by 3.7 percent compared to Adjusted EBITDA for the twelve months ended December 31, 2012.

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 pm, Eastern Time today, February 21, 2014. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate”

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and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$313,586	$290,510	$1,175,457	$1,129,420
Cost of sales (exclusive of amortization, see note 1)	125,656	115,586	472,417	443,920

Gross profit	187,930	174,924	703,040	685,500
Operating expenses:
Selling, general and administrative	129,063	117,448	477,238	460,065
Research and development	9,472	6,182	33,221	27,877
Amortization of intangible assets	23,944	23,738	95,539	97,243
Impairment of goodwill and intangible assets	106,600	7,397	106,600	7,397

	269,079	154,765	712,598	592,582

Operating (loss) income	(81,149)	20,159	(9,558)	92,918
Other (expense) income:
Interest expense	(44,321)	(48,156)	(177,733)	(183,055)
Interest income	74	50	191	201
Loss on modification and extinguishment of debt	—	(27,491)	(1,059)	(36,889)
Other (expense) income, net	(752)	622	(1,287)	3,553

	(44,999)	(74,975)	(179,888)	(216,190)

Loss before income taxes	(126,148)	(54,816)	(189,446)	(123,272)
Income tax (provision) benefit	(5,271)	7,948	(13,116)	4,904

Net loss	(131,419)	(46,868)	(202,562)	(118,368)
Net income attributable to non-controlling interests	(367)	(168)	(890)	(782)

Net loss attributable to DJO Finance LLC	$(131,786)	$(47,036)	$(203,452)	$(119,150)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $8,757 and $35,125 for the three and twelve months ended December 31, 2013 and $8,842 and $38,355 for the three and twelve months ended December 31, 2012, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$43,578	$31,223
Accounts receivable, net	185,088	166,742
Inventories, net	154,983	156,315
Deferred tax assets, net	27,527	33,283

Prepaid expenses and other current assets	27,951	18,073
Total current assets	439,127	405,636
Property and equipment, net	107,829	107,035
Goodwill	1,149,331	1,249,305
Intangible assets, net	958,993	1,055,531
Other assets	39,499	45,216

Total assets	$2,694,779	$2,862,723

Liabilities and Equity
Current liabilities:
Accounts payable	$56,374	$54,294
Accrued interest	29,682	31,653
Current portion of debt and capital lease obligations	8,620	8,858
Other current liabilities	109,472	93,640

Total current liabilities	204,148	188,445
Long-term debt and capital lease obligations	2,251,167	2,223,816
Deferred tax liabilities, net	242,028	241,202
Other long-term liabilities	16,718	24,850

Total liabilities	2,714,061	2,678,313

Commitments and contingencies
Equity:
DJO Finance LLC membership (deficit) equity:
Member capital	838,769	839,234
Accumulated deficit	(861,878)	(658,426)
Accumulated other comprehensive income	1,183	1,284

Total membership (deficit) equity	(21,926)	182,092
Noncontrolling interests	2,644	2,318

Total (deficit) equity	(19,282)	184,410

Total liabilities and equity	$2,694,779	$2,862,723

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales:
Bracing and Vascular	$128,037	$113,255	$476,492	$444,444
Recovery Sciences	83,370	83,559	312,783	331,461
Surgical Implant	24,198	19,810	87,088	72,980
International	77,981	73,886	299,094	280,535

	$313,586	$290,510	$1,175,457	$1,129,420

Gross Profit:
Bracing and Vascular	$65,571	$57,875	$243,916	$229,430
Recovery Sciences	62,301	63,065	234,469	249,825
Surgical Implant	17,995	14,800	62,996	54,658
International	42,844	40,570	165,672	155,266
Expenses not allocated to segments and eliminations	(781)	(1,386)	(4,013)	(3,679)

	$187,930	$174,924	$703,040	$685,500

Operating (Loss) Income:
Bracing and Vascular	$23,505	$21,882	$86,447	$87,694
Recovery Sciences	23,527	24,695	83,028	90,353
Surgical Implant	3,259	2,942	8,669	6,747
International	15,429	14,792	57,515	54,442
Expenses not allocated to segments and eliminations	(146,869)	(44,152)	(245,217)	(146,318)

	$(81,149)	$20,159	$(9,558)	$92,918

In the first quarter of 2013, DJOFL reassigned certain product lines between its Bracing and Vascular and Recovery Sciences segments and revised the way it allocates costs among its segments. Segment information for all periods presented has been restated to reflect these changes.

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2013 and December 31, 2012

(unaudited)

Our Amended Senior Secured Credit Facility, consisting of a $853.4 million term loan and a $100.0 million revolving credit facility, under which $38.0 million was outstanding as of December 31, 2013, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $440.0 million of 9.875% senior notes, $300.0 million of 7.75% senior notes, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facility, we are required to maintain a specified first lien net leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facility. Any acceleration under the Amended Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 9.875% senior notes, 7.75% senior notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Net loss attributable to DJO Finance LLC	$(131,786)	$(47,036)	$(203,452)	$(119,150)
Interest expense, net	44,247	48,106	177,542	182,854
Income tax provision (benefit)	5,271	(7,948)	13,116	(4,904)
Depreciation and amortization	32,943	31,282	128,666	127,459
Non-cash charges (a)	107,201	6,787	107,186	10,742
Non-recurring and integration charges (b)	13,174	11,597	30,600	32,584
Other adjustment items, before adjustments applicable for the twelve month periods only (c)	2,937	28,831	10,501	41,400
Adjusted EBITDA before other adjustment items applicable for the twelve month periods only			264,159	270,985
Other adjustment items applicable for the twelve month periods only (d):
Pre-acquisition Adjusted EBITDA			—	1,590
Future cost savings related to recent acquisitions			—	1,396

Adjusted EBITDA	$73,987	$71,619	$264,159	$273,971

(a)	Non-cash charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Stock compensation expense	$611	$(1,224)	$2,155	$2,339
Impairment of goodwill and intangible assets	106,600	7,397	106,600	7,397
Impairment of fixed assets and assets held for sale	—	595	—	975
Loss (gain) on disposal of assets, net	—	19	(1)	31
Purchase accounting adjustments (1)	(10)	—	(1,568)	—

Total non-cash charges	$107,201	$6,787	$107,186	$10,742

(1)	Purchase accounting adjustments for the twelve months ended December 31, 2013 consist of $0.9 million of amortization of fair market value inventory adjustments, net of $2.5 million in adjustments to the contingent consideration for Exos.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Integration charges:
Commercial and global business unit reorganization and integration	$2,821	$1,602	$7,077	$7,025
Acquisition related expenses and integration (1)	155	1,532	1,863	3,020
CEO transition	—	—	—	183
CFO transition	287	—	1,673	—
Litigation and regulatory costs and settlements, net (2)(3)	(894)	7,837	3,906	12,582
Other non-recurring items (4)(5)	8,630	343	10,531	4,129
ERP implementation and other automation projects	2,175	283	5,550	5,645

Total non-recurring and integration charges	$13,174	$11,597	$30,600	$32,584

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended December 31, 2013, litigation and regulatory costs consisted of $3.1 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products, $3.7 million related to other litigation and regulatory costs and settlements, net of $2.0 million received related to an indemnity claim from a third party pain pump manufacturer and a settlement with its insurance carrier, and a $0.9 million favorable cost estimate adjustment for the post-market surveillance study required by the FDA related to our discontinued metal-on-metal hip implant products.
(3)	For the twelve months ended December 31, 2012, litigation and regulatory costs consisted $4.7 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products, $3.8 million related to other litigation and regulatory costs and settlements, $2.8 million of estimated costs to complete a post-market surveillance study required by the FDA related to our discontinued metal-on-metal hip implant products and a $1.3 million judgment related to a French litigation matter we intend to appeal.
(4)	For the twelve months ended December 31, 2013, other non-recurring items consist of $5.8 million in incremental Empi bad debt expense related to the Medicare CLBP decision, $1.9 million in specifically identified non-recurring operational and regulatory projects, $0.9 million in expenses related to our Tunisia factory fire and $2.0 million in other non-recurring travel & professional fees.
(5)	For the twelve months ended December 31, 2012, other non-recurring items consist of $2.6 million in non-recurring human resource talent initiatives, $0.8 million in specifically identified non-recurring operational and regulatory projects, $0.3 million related to the move of one of our factories and $0.4 million in other non-recurring professional fees.

(c)	Other adjustment items are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Blackstone monitoring fees	$1,750	1,750	$7,000	$7,000
Non-controlling interests	366	168	890	781
Loss on modification and extinguishment of debt (1)(2)	—	27,491	1,059	36,889
Other (3)	821	(578)	1,552	(3,270)

Total other adjustment items	$2,937	$28,831	$10,501	$41,400

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(1)	Loss on modification and extinguishment of debt for the twelve months ending December 31, 2013 consists of $0.9 million in arrangement and amendment fees and other fees and expenses incurred in connection with the March 2013 amendment of our senior secured credit facilities and $0.2 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with term loans which were extinguished.
(2)	Loss on modification and extinguishment of debt for the twelve months ending December 31, 2012 consists of $17.2 million in premiums related to the fourth quarter 2012 repurchase or redemption of our 10.875% Senior Secured Notes (“10.875% Notes”), $12.7 million related to the non-cash write off of unamortized debt issuance costs related to the 10.875% Notes and $0.1 million in legal and other fees, net of $2.5 million related to the non-cash write off of unamortized original issue premium associated with the 10.875% Notes, $8.6 million of arrangement and amendment fees and other fees and expenses incurred in connection with the March 2012 amendment of our Senior Secured Credit Facility and $0.8 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with a portion of our term loans which were extinguished.
(3)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Other adjustment items applicable for the twelve month period include future cost savings and pre-acquisition EBITDA for the twelve months ended December 31, 2012 related to the acquisition of Exos Corporation.

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